Exhibit 99.1

Green Thumb Industries Announces Departure of Wes Moore from Board of Directors

CHICAGO and VANCOUVER, British Columbia, March 11, 2022 (GLOBE NEWSWIRE) — Green Thumb Industries Inc. (Green Thumb) (CSE: GTII) (OTCQX: GTBIF), a leading national cannabis consumer packaged goods company and owner of Rise dispensaries, today announced the resignation of Wes Moore from its board of directors. Moore joined Green Thumb’s board of directors in 2018 and served on the audit and compensation committee.

“On behalf of our entire team, I’d like to thank Wes for his many contributions to Green Thumb,” said Founder and Chief Executive Officer Ben Kovler. “As an entrepreneur, executive, combat veteran and social advocate, Wes has provided us with invaluable perspective and leadership and we appreciate his dedication to our mission and his dedication to equity in the industry and social justice.”

Wes Moore added: “I am grateful for the opportunity to have served on Green Thumb’s board of directors and to have witnessed the growth and success of the company first-hand. I’m proud of the work we did to diversify the board and the industry as a whole. We need to ensure we have the right leaders at the table of this emerging industry, and I look forward to following their important work of promoting well-being through cannabis.”

The non-executive Green Thumb directors on the board include:

Wendy Berger, Real Estate Subject Matter Expert: Principal, WBS Equities, LLC., which specializes in ground-up construction, renovation, development, sale leaseback transactions and acquisitions.

William Gruver, Former Chief Administrative Officer of the Equities Division of Goldman Sachs, decorated Navy Veteran and experienced Audit Committee chair.

Dorri McWhorter, CEO of YMCA of Metropolitan Chicago and experienced social change executive. Serves on the boards Lifeway Foods Inc., Skyway Concession Company and William Blair Funds.

Swati Mylavarapu, Compliance Subject Matter Expert: Founder and Managing Partner, Incite.org., a hybrid incubator and investment fund.

Glen Senk, Retail Subject Matter Expert: Chairman and CEO of Front Row Partners, a retail and consumer business investment firm. Current Executive Chairman and director of Boden and director of Aritzia, and former CEO and director of Urban Outfitters, Inc.

About Green Thumb Industries:

Green Thumb Industries Inc. (“Green Thumb”), a national cannabis consumer packaged goods company and retailer, promotes well-being through the power of cannabis while giving back to the communities in which it serves. Green Thumb manufactures and distributes a portfolio of branded cannabis products including Beboe, Dogwalkers, Doctor Solomon’s, Good Green, incredibles and RYTHM. The company also owns and operates rapidly growing national retail cannabis stores called Rise. Headquartered in Chicago, Illinois, Green Thumb has 17 manufacturing facilities, 76 open retail locations and operations across 15 U.S. markets. Established in 2014, Green Thumb employs approximately 3,800 people and serves millions of patients and customers each year. The company was named to Crain’s Fast 50 list in 2021 and a Best Workplace by MG Retailer magazine in 2018, 2019 and 2021. More information is available at www.GTIgrows.com.

Investor Contact:	Media Contact:

Andy Grossman	Grace Bondy
EVP, Capital Markets & Investor Relations	Manager, Corporate Communications
InvestorRelations@gtigrows.com	GBondy@gtigrows.com
310-622-8257	517-672-8001

Source: Green Thumb Industries